ANNUAL MEETING RESULTS

An annual meeting of the funds shareholders was held on December 11, 2012. Each matter voted upon at the meeting, as well as the number of votes cast for, against or withheld, the number of abstentions, and the number of broker non-votes (if any) with respect to such matters, are set forth below.

(1) The funds shareholders elected the following five directors:

			       		   Shares
				         Withholding
	        	    Shares        Authority
	                  Voted For        to Vote

Roger A. Gibson ......... 7,569,904	   65,349
John P. Kayser .......... 7,578,138	   65,349
Leonard W. Kedrowski .... 7,572,576 	   65,349
Richard K. Riederer ..... 7,551,578 	   65,349
James M. Wade ........... 7,560,465 	   65,349

(2) The funds shareholders ratified the selection by the funds board of directors of Ernst & Young LLP as the independent registered public accounting firm for the fund for the fiscal period ending August 31, 2013.
The following votes were cast regarding this matter:

 Shares		Shares			     Broker
Voted For    Voted Against  Abstentions    Non-Votes
7,701,093       322,441       52,789          0